UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.)*

Sinoenergy Corporation
(Name of Issuer)

Common Stock, Par Value $0.001 Per Share
(Title of Class of Securities)

82935B202
(CUSIP Number)

February 24, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐  Rule 13d-1(b)
     ☒ Rule 13d-1(c)
     ☐  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.  82935B202

1	NAMES OF REPORTING PERSONS AND I.R.S. IDENTIFICATION NOS. OF REPORTING PERSONS (ENTITIES ONLY):

Chongjun Duan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [ ]

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

P.R. China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER:

2,080,699

	6	SHARED VOTING POWER:

0

	7	SOLE DISPOSITIVE POWER:

2,080,699

	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,080,699

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

SCHEDULE 13G

Item 1(a)	Name of Issuer.

Sinoenergy Corporation

Item 1(b)	Address of Issuer’s Principal Executive Offices.

1603-1604, Tower B Fortune Centre A/C City Beiyuan Road, Chaoyang District Beijing China, 100107

Item 2(a)	Name of Person Filing.

Chongjun Duan

Item 2(b)	Address of Principal Business Office or, if none, Residence.
26 Huangsi Street, Building 1, Fl 11, Xicheng District, Beijing, P.R.China

Item 2(c)	Citizenship.
P. R. China resident

Item 2(d)	Title of Class of Securities.

Common Stock, Par Value $0.001 Per Share

Item 2(e)	CUSIP Number.

82935B202

Item 3	This statement is not filed pursuant to Rules 13d-1(b), 13d-2(b) or 13d-2(c).

Item 4	Ownership.

(a) Amount beneficially owned: 2,080,699

(b) Percent of Class: 13.5%

(c)
Number of Shares as to which the person has:
(i) Sole power to vote or to direct the vote:
2,080,699

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of:
2,080,699

(iv) Shared power to dispose or to direct the disposition of: 0

Item 5	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company or Control Person.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 10, 2009

/s/Chong Duan
Chongjun Duan